Exhibit 10.4.3

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated as of November 7, 2005, is made and entered into by and between AmeriCredit Corp., a Texas corporation, having an office at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102 (hereinafter referred to as “Employer”) and Clifton H. Morris, Jr., an executive employee of Employer (hereinafter referred to as “Executive”).

WHEREAS, Executive is employed by Employer in an executive capacity and executive has agreed to continue as an employee of Employer pursuant to the terms of this Agreement.

WHEREAS, Employer desires that the Executive continue as an employee of Employer to provide the necessary leadership and senior management skills that are important to the success of Employer. Employer believes that retaining the Executive’s services as an employee of Employer and the benefits of his business experience are of material importance to Employer and Employer’s shareholders.

WHEREAS, Employer and Executive are parties to an Executive Employment Agreement dated as of January 30, 1991, previously amended by Amendment No. 1 to Executive Employment Agreement dated as of May 1, 1997 and Amendment No. 2 to Executive Employment Agreement dated as of June 15, 2000 (the “Existing Employment Agreement”).

WHEREAS, the parties hereto desire to amend and restate the Existing Employment Agreement in the manner, and on the terms and conditions herein provided.

NOW, THEREFORE, in consideration of Executive’s continued employment by Employer and mutual promises and covenants contained herein, the receipt and sufficiency of which consideration is hereby acknowledged, Employer and Executive intended by this Agreement to specify the terms and conditions of Executive’s employment relationship with Employer and the post-employment obligations of Executive.

1. General Duties of Employer and Executive:

1.1 Employer agrees to employ Executive and Executive agrees to accept employment by Employer and to serve Employer in an executive capacity upon the terms and conditions set forth herein. The duties and responsibilities of Executive shall include those described for the particular position held by Executive while employed hereunder in the By-laws of Employer or other documents of Employer. The capacity that Executive shall hold during the term hereof shall be that position as determined by the Board of Directors, or any duly authorized committee thereof, from time to time in its sole discretion. While employed hereunder, the position that Executive shall hold (until such time as such position may be changed as aforesaid) shall be the position of Chairman of the Board of Directors.

1.2 While employed hereunder, Executive shall obey the lawful directions of the Board of Directors of Employer or any duly authorized committee thereof and shall use his best efforts to promote the interests of Employer and to maintain and to promote the reputation thereof. While employed hereunder, Executive shall devote his time, efforts, skills and attention to the affairs of Employer in order that he shall faithfully perform his duties and obligations hereunder and such as may be assigned to or vested in him by the Board of Directors of Employer or any duly authorized committee.

1.3 During the term of this Agreement, Executive may from time to time engage in any businesses or activities that do not compete directly and materially with Employer and any of its subsidiaries, provided that such businesses or activities do not materially interfere with his performance of the duties assigned to him, in compliance with this Agreement, by the Board of Directors of Employer or any duly authorized committee thereof. In any event, Executive is permitted to (i) invest his personal assets as a passive investor in such form or manner as will not contravene the best interests of Employer, (ii) participate in various charitable efforts or (iii) serve as a director or officer of any other entity or organization when such position has previously been approved by the Board of Directors of Employer. The Board of Directors hereby consents to Executive serving on the Board of Directors of Service Corporation International and any committees thereof.

2. Compensation and Benefits:

2.1 As compensation for services to Employer, Employer shall pay to Executive during the term of this Agreement a salary at an annual rate to be fixed from time to time by the Board of Directors of Employer or any duly authorized committee thereof, which annual rate shall in no event be less than $900,000 per annum while Executive is employed hereunder. The salary shall be payable in equal bi-weekly installments, subject only to such payroll and withholding deductions as may be required by law and insurance and other employee benefit plans. The Board of Directors and/or the Compensation Committee of the Board of Directors or any authorized committee shall review Executive’s overall annual compensation at least annually, with a view to ascertaining the adequacy thereof and such compensation may be increased by the Board of Directors or the Compensation Committee from time to time by an amount that in the opinion of the Board of Directors or the Compensation Committee is justified by Executive’s performance.

2.2 Upon Executive’s furnishing to Employer customary and reasonable documentary support (such as receipts or paid bills) evidencing costs and expenses incurred by him in the performance of his services and duties hereunder (including, without limitation, travel and entertainment expenses) and containing sufficient information to establish the amount, date, place and essential character of the expenditure, Executive shall be reimbursed for such costs and expenses in accordance with Employer’s normal expense reimbursement policy. Executive shall be entitled to participate in all insurance, stock option and other stock programs and compensation plans and such other benefits plans or programs as may be from time to time specifically adopted and approved by Employer for Executive.

2.3 As long as this Agreement is in effect, Employer shall maintain hospitalization and medical insurance coverage on Executive as may from time to time be specifically approved and adopted by Employer for its executive officers generally.

2.4 While Executive is employed hereunder, Employer agrees to provide an allowance to Executive of $5,000 per annum for costs and expenses incurred by Executive for professional legal and/or accounting services rendered personally to Executive, which amount shall be paid to Executive on December 1 of each year (or such earlier time that Executive and Employer may otherwise agree).

2.5 Executive shall be eligible to receive cash bonuses or other incentive compensation as may be determined by the Compensation Committee from time to time. As long as this Agreement is in effect, Employer shall maintain an Executive Bonus Program, and Executive shall be eligible to participate therein, on terms no less favorable than those provided to the other executives of Employer and upon such terms and conditions, including performance measures, as the Compensation Committee establishes for Employer’s executive officers.

2.6 In order to promote the interests of Employer, Executive shall be entitled to reimbursement from Employer for, or an allowance in respect of, all base monthly dues incurred by him in connection with his membership in such clubs as may be agreed upon by Employer.

2.7 Executive shall have the right to participate in any additional compensation, benefit, life insurance, hospitalization, medical services or other plan or arrangement of Employer now or hereafter existing for the benefit of executives of Employer.

2.8 Executive shall be entitled to such vacation (in no event less than four (4) weeks per year), holiday and (subject to the provisions of Section 6.3) other paid or unpaid leave of absence as consistent with Employer’s normal policies or as otherwise approved by the Board of Directors.

3. Preservation of Business; Fiduciary Responsibility:

3.1 Executive shall use his best efforts to preserve the business and organization of Employer, to keep available to Employer the services of present employees and to preserve this business relationship of Employer with suppliers, distributors, customers and others. The Executive shall not commit any act, or in any way assist others to commit any act, or in any way assist others to commit any act, that would injure Employer. So long as the Executive is employed by Employer, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

4. Executive’s Obligation to Refrain from Using or Disclosing Information:

4.1 As part of Executive’s fiduciary duties to Employer, Executive agrees, both during the term of this Agreement and thereafter, to protect, preserve the confidentiality of and safeguard Employer’s secret or confidential information, knowledge, ideas, concepts, improvements, discoveries and inventions, and, except as may be expressly required by Employer, Executive shall not, either during his employment by Employer or thereafter, directly or indirectly, sue for his own benefit or for the benefit of another, or disclose to another, any of such information, ideas, concepts, improvements, discoveries or inventions.

4.2 Upon termination of his employment with Employer or at any other time upon request, Executive shall immediately deliver to Employer all documents embodying any of Employer’s secret or confidential information, ideas, concepts, improvements, discoveries and inventions.

5. Initial Term; Extensions of the Term:

5.1 The term of this Agreement shall commence on the effective date hereof and shall end on June 30, 2010.

5.2 The term of this Agreement shall automatically be extended for additional one-year periods commencing on June 30, 2006 and on each June 30 thereafter, unless either Executive or Employer gives written notice to the other on or before December 1, 2005 or any December 1 thereafter of his or its intention not to extend this Agreement.

6. Termination other than by Expiration of the Term: Employer or Executive may terminate Executive’s employment under this Agreement at any time, but only on the following terms:

6.1 Executive may terminate his employment under this Agreement at any time upon at least sixty (60) days’ prior written notice to Employer.

6.2 Employer may terminate Executive’s employment under this Agreement at any time, without prior notice, for “due cause” upon the good faith determination by the Board of Directors of Employer that “due cause” exists for the termination of the employment relationship. As used herein, the term “due cause” shall mean any of the following events:

(i)	any intentional misapplication by Executive of Employer’s funds, or any other act of dishonesty injurious to Employer committed by Executive; or

(ii)	Executive’s conviction of a crime involving moral turpitude; or

(iii)	Executive’s use or possession of any controlled substance or abuse of alcoholic beverages; or

(iv)	Executive’s breach, non-performance or non-observance of any of the terms of this Agreement if such breach, non-performance or non-observance shall continue beyond a period of ten (10) days immediately after notice thereof by Employer to Executive; or

(v)	any other action by the Executive involving willful and deliberate malfeasance or gross negligence in the performance of Executive’s duties.

6.3 In the event Executive is incapacitated by Disability, accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required under Section 1 for a period of one hundred eighty (180) consecutive business days, and such incapacity is confirmed by the written opinion of two (2) practicing medical doctors licensed by and in good standing in the state in which they maintain offices for the practice of medicine, upon the expiration of such period or at any time reasonably thereafter, or in the event of Executive’s death, Employer may terminate Executive’s employment under this Agreement upon giving Executive or his legal representative written notice at least thirty (30) days’ prior to the termination date. Executive agrees, after written notice by the Board of Directors of Employer or a duly authorized committee, to submit to examinations by such practicing medical doctors selected by the Board of Directors of Employer or a duly authorized committee. For the purposes of this Section 6.3, “Disability” shall mean a person (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of Employer.

6.4 Employer may terminate Executive’s employment under this Agreement at any time for any reason whatsoever, even without “due cause,” by giving a written notice of termination to Executive, in which case the employment relationship shall terminate immediately upon the giving of such notice.

7. Effect of Termination:

7.1 In the event the employment relationship is terminated (a) by Executive upon sixty (60) days’ written notice pursuant to Section 6.1, (b) by Employer for “due cause” pursuant to Section 6.2, or (c) by Executive breaching this Agreement by refusing to continue his employment and failing to give the requisite sixty (60) days’ written notice, all compensation and benefits shall cease as of the date of termination (it being specifically agreed that Executive shall not be entitled to any bonuses not yet vested at the date of termination), other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Executive that are earned and vested by the date of termination, and (ii) Executive’s pro rata annual salary plus all earned and vested bonuses through the date of termination. Executive’s right to exercise stock options and Executive’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan.

7.2 If Executive’s employment relationship is terminated pursuant to Section 6.3 due to Executive’s incapacity or death, Executive (or, in the event of Executive’s death, Executive’s legal representative or estate) will be entitled to those benefits that are provided by retirement and benefits plans and programs specifically adopted and approved by Employer for Executive that are earned and vested at the date of termination and, even though no longer employed by Employer, shall continue to receive the salary compensation (payable in the manner as prescribed in the second sentence of Section 2.1) for one (1) year following the date of termination. Executive (or, in the event of Executive’s death, Executive’s legal representative or estate) shall not, however, be entitled to any bonuses not yet vested at the date of termination of employment. Executive’s right to exercise stock options and Executive’s rights in other stock plans, if any, shall remain governed by terms and conditions of the appropriate stock plan.

7.3 If Employer (i) terminates the employment of Executive other than pursuant to Section 6.2 for “due cause” or other than for a disability or death pursuant to Section 6.3, (ii) demotes the Executive to a non-executive position, or (iii) decreases the Executive’s salary below its then current level, as such salary level may have been increased from time to time above the level specified in Section 2.1 or reduces the employee benefits and perquisites below the level provided for by the terms of Section 2, other than as a result of any amendment or termination of any employee and/or executive benefit plan or arrangement, which amendment or termination is applicable to all executives of Employer, then such action by Employer, unless consented to in writing by Executive, shall be deemed to be a constructive termination by Employer of Executive’s employment (a “Constructive Termination”). In the event of a Constructive Termination, the Executive shall be entitled to receive, in a lump sum six (6) months after the date of the Constructive Termination, an amount equal to the remainder of Executive’s current year’s salary (undiscounted) plus the present value (employing a discount rate of 8%) of two additional years’ salary in effect immediately prior to the event giving rise to the Constructive Termination. For purposes of this Section 7.3, the term “salary” shall mean the sum of (i) the highest annual rate of compensation provided to Executive in any of the seven (7) fiscal years preceding the year in which there shall occur a Constructive Termination, plus (ii) the highest annual cash bonus or other cash incentive compensation paid to Executive in any of the seven (7) fiscal years preceding the year in which there shall occur a Constructive Termination. In the event of such Constructive Termination, all other rights and benefits Executive may have under the employee and/or executive benefit plans and arrangements of Employer generally shall be determined in accordance with the terms conditions of such plans and arrangements.

8. Change of Control:

8.1 Notwithstanding anything to the contrary otherwise provided herein, if a “change of control” (as defined below) of Employer occurs and within twelve (12) months from the date of such “change of control,” Executive voluntarily terminates the employment relationship under this Agreement by giving sixty (60) days’ written notice to Employer under Section 6.1 or within such twelve (12) month period Employer gives written notice to Executive to terminate Executive’s employment relationship without “due cause” pursuant to Section 6.4, or in the event that the Executive shall die or become disable within such twelve (12) month period, then, even though no longer employed by Employer, Executive (or, if applicable, Executive’s legal representative or estate) shall be entitled to earned and vested bonuses at the date of termination plus a payment in the amount of the remainder of Executive’s current year’s salary (undiscounted) plus the present value (employing a discount rate of 8%) of two additional years’ salary, based on the salary in effect immediately prior to the “change of control,” payable in a lump sum six (6) months after the date of termination. For purposes of this Section 8.1, the term “salary” shall mean the sum of (i) the highest annual rate of compensation provided to Executive in any of the seven (7) fiscal years preceding the year in which there shall occur a “change of control,” plus (ii) the highest annual cash bonus or other cash incentive compensation paid to Executive in any of the seven (7) fiscal years preceding the year in which there shall occur a “change of control.” Executive’s right to exercise stock options and Executive’s rights in other stock plans, if any, shall remain governed by the terms and conditions of the appropriate stock plan. “Change of control” shall be deemed to have occurred (i) on the date that any one person, or more than one person acting as a group, acquires ownership of stock of Employer that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Employer, (ii) on the date that a majority of the members of Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Employer’s Board of Directors prior to the date of the appointment or election or (iii) on the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Employer that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of Employer immediately prior to such acquisition or acquisitions.

8.2 Notwithstanding any other provision of this Agreement, if (a) there is a change in the ownership or effective control of Employer or in the ownership of a substantial portion of the assets of Employer (within the meaning of Section 280G(b)(2)(A) of Internal Revenue Code (the “Code”)) and (b) the payments otherwise to be made pursuant to Section 8.1 and any other payments or benefits otherwise to be paid to Executive in the nature of compensation to be received by or for the benefit of Executive and contingent upon such event (the “Termination Payments”) would create an “excess parachute payment” within the meaning of Section 280G of the Code, then Employer shall make the Termination Payments in substantially equal installments, the first installment being due six (6) months after the date of termination and each subsequent installment being due on January 31 of each year, such that the aggregate present value of all Termination Payments, whether pursuant to this Agreement or otherwise, will be as close as possible to, but not exceed, 299% of Executive’s base amount, within the meaning of Section 280G.

9. Executive’s Non-Competition Obligation:

9.1 Executive acknowledges and agrees that he serves in a special capacity for Employer pursuant to which he has acquired unique knowledge of the operations and business of Employer and, as such, is not engaged in a common calling. During the existence of Executive’s employment by Employer hereunder and, if the employment of Executive is terminated by Employer for any reason pursuant to Section 6.2 or Section 6.4, or Executive voluntarily terminates his employment pursuant to Section 6.1 (unless such voluntary termination occurs within twelve months after a “change of control,” as defined in Section 8.1), for a period of three (3) years from the date on which he shall cease to be employed by Employer, Executive shall not, acting alone or in conjunction with others, directly or indirectly, and whether as principal, agent, officer, director, partner, employee, consultant, broker, dealer or otherwise, in any of the Business Territories (as defined below), engage in any business in competition with business conducted by Employer or any subsidiary of Employer, whether for his own account or otherwise, or solicit, canvass or accept any business or transaction for or from any other company or business in competition with such business of Employer in any of the Business Territories. For purposes hereof, the term “Business Territories” means the geographical regions within the geographic borders of each state in which Employer is doing business during the term of this Agreement and (in the case of post-employment non-competition obligations) at the date of the termination of Executive’s employment with Employer and any state in which Employer and reasonable prospects of engaging in business during the three (3) year non-competition period following termination of employment.

9.2 It is the desire and intent of the parties that the provisions of Section 9.1 shall be enforced to the fullest extent permissible under the laws and public policies of the State of Texas. Accordingly, if any particular portion of Section 9.1 shall be adjudicated to be invalid or unenforceable, Section 9.1 shall be deemed amended to (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable or if that is not possible, then (ii) delete the particular portion thus adjudicated to be invalid or unenforceable.

10. Obligations to Refrain From Competing Unfairly:

10.1 In addition to the other obligations agreed to by Executive in this Agreement, Executive agrees that during his employment with Employer and following the termination of his employment by Employer he shall not be at any time, directly or indirectly, (a) induce, entice, or solicit any employee of Employer to leave his employment, (b) contact, communicate or solicit any customer of Employer derived from any customer list, customer lead, mail, printed matter or other information secured from Employer or its present or past employees or (c) in any other manner use any customer lists or customer leads, mail, email addresses, telephone numbers, printed material or material of Employer relating thereto.

11. Miscellaneous:

11.1 All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered mail or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

If to Employer, to:

AmeriCredit Corp.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

Attention: Chairman of the Compensation Committee

If to Executive, to:

Clifton H. Morris, Jr.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

or to such other names or addresses as Employer or Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 11.1.

11.2 This Agreement shall be binding upon and inure to the benefit of Employer, its successors, legal representatives and assigns, and upon Executive, his heirs, executors, administrators, representatives and assigns. It is specifically agreed that upon the occurrence of any of the events specified in Section 8.1, the provisions of this Agreement shall be binding upon and inure to the benefit of and be assumed by the surviving or resulting corporation or the corporation to which such assets shall be transferred. Executive agrees that his rights and obligations hereunder are personal to him and may not be assigned without the express written consent of Employer.

11.3 This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Executive and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by Employer to execute such document.

11.4 (a) If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

(b) Without intending to limit the remedies available to Employer, it is mutually understood and agreed that Executive’s services are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and, therefore, in the event of a breach by Executive, Employer shall be entitled to equitable relief by way of injunction or otherwise.

(c) Executive acknowledges that Sections 4, 9 and 10 are expressly for the benefit Employer, that Employer would be irreparably injured by a violation of Sections 4, 9 and/or 10 and that Employer would have no adequate remedy at law in the event of such violation. Therefore, Executive acknowledges and agrees that injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by Employer with Sections 4, 9 and 10.

11.5 Executive acknowledges that, from time to time, Employer may establish, maintain and distribute employee manuals or handbooks or personnel policy manuals, and officers or other representatives of Employer may make written or oral statements relating to personnel policies and procedures. Such manuals handbooks and statements are intended only for general guidance. No policies, procedures or statements of any nature by or on behalf of Employer (whether written or oral, and whether or not contained in any employee manual or handbook or personnel policy manual), and no acts or practices of any nature shall be construed to modify this Agreement or to create express or implied obligations of any nature to Executive.

11.6 The laws of the State of Texas will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof, and Employer and Executive agree that the state and federal courts situated in Tarrant County, Texas shall have personal jurisdiction over Employer and Executive to hear all disputes arising under this Agreement. This Agreement is to be at least partially performed in Tarrant County, Texas, and, as such, Employer and Executive agree that venue shall be proper with the state or federal courts in Tarrant County, Texas to hear such disputes. In the event either Employer or Executive is not able to effect service of process upon the other with respect to such disputes, Employer and Executive expressly agree that the Employer and/or the Executive to receive service of process on behalf of Employer and/or the Executive with respect to such disputes.

12. Additional Instruments:

Executive and Employer shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

IN THE WITNESS WEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written about.

WITNESS:	AMERICREDIT CORP.

/s/ Douglas K. Higgins	By:	/s/ Chris A. Choate
Douglas K. Higgins		Chris A. Choate
Chairman of the		Executive Vice President, Chief
Compensation Committee of the		Financial Officer and Treasurer
Board of Directors

EXECUTIVE

	By:	/s/ Clifton H. Morris, Jr.
Clifton H. Morris, Jr.